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                                                                     EXHIBIT 8.2

                                  PERKINS COIE
             A LAW PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
     1211 SOUTHWEST FIFTH AVENUE, SUITE 1500 -- PORTLAND, OREGON 97204-3715
               TELEPHONE: 503 727-2000 -- FACSIMILE: 503 727-2222

                                  March 2, 1998




Ritchie Bros. Auctioneers Incorporated
9200 Bridgeport Road
Richmond, British Columbia  V6X 1S1
Canada

        RE:    REGISTRATION STATEMENT ON FORM F-1
               (FILE NO. 333-36457)

Dear Sirs:

        We have acted as special tax counsel to Ritchie Bros. Auctioneers Incorporated, a corporation incorporated under the federal laws of Canada (the "Company"), in connection with the Registration Statement on Form F-1 (File No. 333-36457) (as amended, the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules") with the Securities and Exchange Commission in connection with a proposed underwritten public offering of up to 3,335,000 Common Shares of the Company. You have asked us to render this opinion regarding certain U.S. federal income tax matters relating to certain U.S. Holders (as defined below) who hold the Common Shares as capital assets. Capitalized terms used but not defined herein shall have the same meaning as in the Registration Statement.

        In this connection, we have examined such certificates, agreements, records, and other documents as we have deemed relevant and necessary as a basis for this opinion. We have assumed, with your permission and without independent investigation, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies, (ii) the accuracy of the factual representations made to us by officers and other representatives of the Company, whether evidenced by certificates or otherwise, and (iii) that all actions contemplated by the Registration Statement have


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been and will be carried out only in the manner described therein. If any of these facts or assumptions are not correct or if any additional information pertaining to this matter becomes known to you, please contact us as soon as possible as our advice may be affected by such changes in facts or assumptions or new information.

        Our opinion set forth below fairly describes the material U.S. federal income consequences, as of the date hereof, of the acquisition, ownership, and disposition of the Common Shares generally applicable to a "U.S. Holder." As used herein, the term "U.S. Holder" means a beneficial owner of Common Shares who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if both (A) a U.S. court is able to exercise primary supervision over the administration of the trust, and
(B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

        Our opinion is not exhaustive of all possible income tax considerations and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder. Our opinion does not address potential tax considerations relevant to the Company or tax considerations that depend upon circumstances specific to a purchaser of Common Shares. In addition, our opinion does not address the tax consequences that may be relevant to particular investors subject to special treatment under certain U.S. federal income tax laws, such as any U.S. Holder who owns, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of the Company, dealers in securities, tax-exempt entities, banks, insurance companies and non-U.S. Holders. Accordingly, investors should consult their own independent tax advisors for advice with respect to their particular circumstances.

        Based on the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

        1. Dividends paid on the Common Shares will be taxable to a U.S. Holder as ordinary income to the extent of the current or accumulated earnings and profits of Ritchie Bros. (as determined for U.S. federal income tax purposes). Any distribution by Ritchie Bros. in excess of its current and accumulated earnings and profits will be treated first as a return of capital which will reduce the U.S. Holder's adjusted basis in

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the Common Shares (but not below zero). To the extent such a distribution exceeds the U.S. Holder's adjusted basis in the Common Shares, the distribution will constitute gain from the sale or exchange of property. Dividends received on the Common Shares by a corporate holder generally will not be eligible for the dividends received deduction.

        2. In the case of U.S. Holders who are not residents of Canada, the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), provides that dividends received in respect of the Common Shares generally will be subject to a 15% Canadian withholding tax. For U.S. federal income tax purposes, the gross amount of a distribution with respect to Common Shares will include the amount of any Canadian federal income tax withheld. Subject to the limitations set forth in the United States Internal Revenue Code of 1986, as amended (the "Code"), as modified by the Convention, including certain minimum holding period requirements, U.S. Holders may elect to claim a foreign tax credit against their U.S. federal income tax liability for Canadian income tax withheld from dividends paid in respect of Common Shares. Dividends on the Common Shares generally will be foreign source "passive income" for U.S. foreign tax credit purposes. U.S. Holders that do not elect to claim a foreign tax credit in respect of any foreign taxes paid in a taxable year may instead claim a deduction for Canadian income tax withheld in respect of the Common Shares for the taxable year.

        3. If a dividend is paid in Canadian dollars, the amount includible in income will be the U.S. dollar value of the Canadian dollars distributed, as determined on the date of receipt by the U.S. Holder, or by a nominee, custodian or other agent of such holder, regardless of whether the payment is in fact converted into U.S. dollars. A U.S. Holder will have a tax basis in such Canadian dollars for U.S. federal income tax purposes equal to their U.S. dollar value on the date of receipt. Any subsequent gain or loss in respect of such Canadian dollars arising from exchange rate fluctuations will be ordinary income or loss.

        4. Any gain or loss on the sale or exchange of the Common Shares (which generally would include the receipt of property in a liquidating distribution) generally will be treated as capital gain or loss. Under recently enacted legislation, an individual U.S. Holder generally will be subject to tax on the net amount of his or her capital gain realized on the sale or exchange of the Common Shares at a maximum rate of (i) 28% for Common Shares held for more than one year but not more than eighteen months, (ii) 20% for Common Shares held for more than eighteen months and (iii)

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provided that the holding period for such
shares begins after December 31, 2000, 18% for Common Shares held for more than five years. Special rules (and generally lower maximum rates) apply for individuals whose taxable income is below certain levels. Gain realized by a U.S. Holder on the sale or other disposition of the Common Shares generally will be treated as income from sources within the United States for purposes of applicable foreign tax credit limitations, unless the gain is attributable to an office or fixed place of business maintained by the holder outside the United States and certain other conditions are met.

        5. Capital loss realized by a noncorporate U.S. Holder is allowable as an offset against capital gain and up to $3,000 of ordinary income. Capital loss realized by a corporate U.S. Holder is allowable as an offset only against capital gain. Capital loss not utilized in any taxable year by a noncorporate U.S. Holder may be carried forward indefinitely and used to offset capital gain and up to $3,000 of ordinary income in any future taxable year; capital loss not utilized by a corporate U.S. Holder must first be carried back and applied against gain in the three years preceding the year of the sale giving rise to the loss, and then may be carried forward to the five taxable years subsequent to the year of such sale.

        6. A U.S. Holder may be subject to backup withholding at the rate of 31% with respect to certain payments to such holder, such as the proceeds of a sale, redemption or other disposition of Common Shares (and in certain situations, dividends thereon), unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact, or
(ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements. In addition, such payments, including dividends, may be subject to information reporting. A U.S. Holder who does not provide Ritchie Bros. with the holder's correct taxpayer identification number may be subject to penalties. Any amount of backup withholding may be credited against the holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

        7. Purchasers of the Common Shares may be required to pay stamp taxes and other charges, if any, in accordance with the laws and practices of the locality of purchase in addition to the initial public offering price of the Common Shares.

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        The opinions expressed herein are based on provisions of the Code, applicable United States Treasury Department Regulations, published administrative positions and judicial decisions, all existing as of the date hereof, and upon certain representations made by officers of the Company, some of which relate to anticipated future factual matters and circumstances. Changes in existing laws or regulations or their interpretation may occur, and such changes may be retroactive and affect the opinions expressed herein. Additionally, anticipated future factual matters and circumstances may not in fact occur.

        We call your attention to the fact that U.S. persons owning shares of a "passive foreign investment company" ("PFIC") are subject to a special U.S. federal income tax regime with respect to certain distributions received from the PFIC and with respect to gain from the sale or other disposition of PFIC shares. For U.S. federal income tax purposes, a non-U.S. corporation is a PFIC for any taxable year if either (a) 75% or more of its gross income consists of "passive income", or (b) 50% or more of the average value of its assets consist of assets that produce, or are held for the production of, "passive income." "Passive income" for this purpose generally includes dividends, interest, rents, and gains from commodities and securities transactions.

        If the Company is a PFIC for any taxable year, U.S. Holders generally would, upon certain distributions by the Company or upon a sale or other disposition by such holder of Common Shares (including a pledge of such shares), be treated as if the distribution or gain had been recognized ratably over the U.S. Holder's holding period for the Common Shares during which the Company was a PFIC, and such holder would be liable for (i) tax thereon, computed at the highest applicable rate in effect for such holder for each year to which such distribution or gain was allocated and (ii) an interest charge on the deemed deferral of such tax, unless such holder elects, generally for the first taxable year for which shares of the PFIC are held, either (a) to be taxed currently on a pro rata portion of the Company's ordinary earnings and net capital gain, whether or not such income was distributed in the form of dividends or otherwise (and the Company made available certain information required for such election) (the "qualified electing fund" election), or (b) if the Common Shares are "regularly traded" within the meaning of the Code, to include in income each year an amount equal to the excess, if any, of (x) the fair market value of the Common Shares as of the close of the tax year over (y) the adjusted tax basis (increased by amounts includable in income in prior periods as a result of having made such election) of the holder in its Common Shares ("mark-to-market gains") and to deduct, to the extent of


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any net previously included mark-to-market gains, the amount of any shortfall in respect thereof (the "mark-to-market" election). In the event either of such elections is timely made, a U.S. Holder generally will not be treated as a holder of stock of a PFIC for any of the Company's years for which the Company is not a PFIC.

        Due to the factual nature of the matter, we are unable to render an opinion on whether Ritchie Bros. or any of its subsidiaries is or will be treated as a PFIC. We understand, however, that you have consulted with your accountants KPMG regarding the amount of passive income taken into gross income and the valuation of assets for purposes of this matter and based on the passive income amounts and the valuations and advice rendered by them, you have concluded that neither Ritchie Bros. nor any of its subsidiaries is or will be treated as a PFIC. You have advised us that the Company will take reasonable steps to minimize accumulation of passive assets and passive income earnings and that, if the Company determines that it has become a PFIC, within two months after the end of each of its taxable years it will supply all information and statements that a U.S. Holder making a qualified electing fund election is required to obtain for U.S. federal income tax purposes and will take any other reasonable steps necessary to facilitate such election.

        In giving the opinions expressed herein, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus made part of the Registration Statement under the captions "Tax Consequences -- United States Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules. This Consent may be incorporated by reference in any amendment to the Registration Statement filed pursuant to Rule 462(b) of Regulation C under the Securities Act.

                                            Very truly yours,

                                            /s/ PERKINS COIE